Issuer Free Writing Prospectus

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-166241-01

Relating to Prospectus Filed Pursuant to Rule 424(b)(5)

J. C. PENNEY CORPORATION, INC.

$400,000,000 5.65% Senior Notes due 2020

OF WHICH

J. C. PENNEY COMPANY, INC.

IS CO-OBLIGOR

Issuer:	J. C. Penney Corporation, Inc.

Co-obligor:	J. C. Penney Company, Inc.

Title of Securities:	5.65% Senior Notes due 2020

Aggregate Principal Amount:	$400,000,000

Initial Public Offering Price:	99.719% of principal amount

Proceeds to Company:	97.969%; $391,876,000

Maturity:	June 1, 2020

Denominations:	$1,000

Coupon (interest rate):	5.65%

Benchmark Treasury:	U.S. Treasury due May 15, 2020

Spread to Benchmark Treasury:	+225 basis points (2.25%)

Benchmark Treasury Price and Yield:	100-17; 3.437%

Yield to Maturity:	5.687%

Interest Payment Dates:	June 1 and December 1 of each year commencing on December 1, 2010

Change of Control:	Upon the occurrence of a Change of Control Triggering Event the Issuer is required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase

Legal Format:	SEC Registered

Trade Date:	May 18, 2010

Settlement Date:	T+4; May 24, 2010

Book-Running Managers:	Barclays Capital Inc.

Banc of America Securities LLC

J.P. Morgan Securities Inc.

Wells Fargo Securities, LLC

Co-Managers:	BNY Mellon Capital Markets, LLC

HSBC Securities (USA) Inc.

U.S. Bancorp Investments, Inc.

The Williams Capital Group, L.P.

CUSIP:	708130AD1

Ratings:	Ba1 / BB+ / BBB-

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1 888-603-5847.